I hereby certify that the following document is a fair and accurate English translation of the Buy-Sell Agreement among Mrs. Claudia Alicia Marcos Touche, in representation of and with general legal powers and dominion over Desarrollo Inmobiliario Ernesto Zaragoza, a corporation of variable capital, and Nupro Innovation de Mexico, a corporation of variable capital, represented by its Sole Administrator, Ernesto Jesus Zaragoza de Cima.


                                     /s/ Luba Veselinovic
                                     -------------------------------------------
                                     Luba Veselinovic, President and Chief
                                     Executive Officer of NuPro Innovations Inc.


                           II. BUY - SELL AGREEMENT -

     Entered into by the first party, Mrs. Claudia Alicia Marcos Touche, in representation of, with general legal powers and dominion over "Desarrollo Inmobiliario Ernesto Zaragoza", a corporation of variable capital as the "Selling Party"; and a second party, "Nupro Innovation de Mexico", a corporation of variable capital, represented by its Sole Administrator, Ernesto Jesus Zaragoza de Cima, as the "Buying Party";

                                  STATEMENTS -

     For the purposes of this agreement, Mrs. Claudia Alicia Marcos Touche, in representation of, with general legal powers and dominion over "Desarrollo Inmobiliario Ernesto Zaragoza", a corporation of variable capital, makes the following statement:

     I. That the party she represents is the legal owner of a lot of land located in a place known as "Roca Fuerte" adjacent to the International Highway, on the north side of Guaymas, Sonora, identified as Section "B", with an area of 6,176.56 (Six Thousand One Hundred Seventy-Six And Fifty-Six Hundreths) square meters, having the following dimensions and adjacent sections: on the north: with 54.26 (Fifty-Four And Twenty-Six Hundreths) meters, and 106.68 (One Hundred Six And Sixty-Eight Hundreths) meters, it is adjecent to Section "A", owned by "Desarrollo Inmobiliario Ernesto Zaragoza, corporation of variable capital; on the south: with 160.94 (One Hundred Sixty And Ninety-Four Hundreths) meters, it is adjacent to Section A, owned by "Desarrollo Inmobiliario Ernesto Zaragoza, corporation of variable capital; on the east: with 33.24 (Thirty-Three And Twenty-Four Hundreths) meters, and 15.24 (Fifteen And Twenty-Four Hundreths) meters, it is adjacent to Section "A", owned by "Desarrollo Inmobiliario Ernesto Zaragoza, corporation of variable capital; and on the west: with 48.48 (Forty-Eight And Forty-Eight Hundreths) meters it is adjacent to the International Highway.

     That said land was acquired by the represented party forming a larger area, in a buy-sell agreement according to public deed 8,398 (Eight Thousand Three Hundred Ninety-Eight), dated June twenty-eighth of the year nineteen hundred ninety nine, issued by witness of Mr. Jose Guillermo Yepiz Rosas, Notary Public Number Thirteen, in practice and residence within the corresponding Notary District, which is entered in the Public Residential and Comercial Land Registry of Guaymas, Sonora, number 54,964 (Fifty-Four Thousand Nine Hundred Sixty-Four), Volume 579 (Five Hundred Seventy-Nine).

     II. The "Selling Party" continues the statement under oath, that a request was granted by the General Directorship of Planning and Development of the City of Guaymas, Sonora to subdivide a property in two sections, Section "A" and Section "B". Section "A" with an area of 13,181.70 square meters and Section "B" with an area of 6,176.56 square meters, respectively, as recorded in document DGPD/DPCU/381-99 (Three Hundred Eighty One Hyphen Ninety-Nine), dated August Nineteen, Nineteen Hundred And Ninety-Nine, with Section "B" the one to be the object of this buy-sell agreement; having been outlined in the first part of this document.

     III. That the property referred to in Statement number one (1) within this document is free and clear of any liens and liabilities.

     IV. That the property referred to in Statement number one (1) within this document does not have any record of present use, provision, reserve, destiny nor plan or resolution in connection to any rural or urban law of development in the state of Sonora, nor in connection to any law of human settlement, written in the Public Residential and Commercial Land Registry of this city.

     V. Mrs. Claudia Alicia Marcos Touche continues her statement that the party she represents has agreed to sell to "Nupro Innovation de Mexico", a corporation of variable capital duly represented by its Sole Administrator, Mr. Ernesto Jesus Zaragoza de Cima, who acquires the section of land described in the first statement of this Buy-Sell Agreement, free of any lien or liability, is up to date with all tax obligations, with no back payments due for utilities of water and drainage, and with no limitations of dominion, property, or possession.

     VI. Mr. Ernesto Jesus Zaragoza de Cima, declares under oath that the party he represents, "Nupro Innovation de Mexico", a corporation of variable capital, is a commercial entity constituted according to the laws of Mexico, having no legal impediments, nor requiring special permission to acquire property or goods within the Restricted Zone, according to Article 10 (ten) of the Laws of Foreign Investments.

     The above having been declared and accepted, the parties agree to the following in good faith:

                                     CLAUSES

     FIRST: Mrs. Claudia Alicia Marcos Touche, in representation of, with general legal powers and dominion over "Desarrollo Inmobiliario Ernesto Zaragoza", a corporation of variable capital, sells, cedes and formally transfers, free of any lien or liability, up to date in the payment of taxes, and with no back payments due on the services of water and drainage, to "Nupro Innovation de Mexico", a corporation of variable capital, which acquires by means of this act through Mr. Ernesto Jesus Zaragoza de Cima, as the Sole Administrator, the Real Estate whose location, area, measurements and adjacent sections has been described in this document, being wholly represented in this clause with the entire description being made acceptable for any legal purpose.

     SECOND: The transfer includes the lot of land which is the object of this document, with its uses, customs, utility, availability and rights that are within its boundaries, measurements and adjacent lots, forcing the "Selling Party" to fall within the measures of eviction according to the law.

     THIRD: The price settled upon within this transaction is $926,484.00 (Nine Hundred Twenty-Six Thousand Four Hundred Eighty-Four) pesos (Mexican Currency); the amount which the "Buying Party" has paid in cash to the "Selling Party" having satisfied each party prior to the signing of this document, said signature of the "Selling Party" makes this a legal receipt of the safe transfer of the funds, without having any reason to file any complaints relative to this transaction.

     FOURTH: The parties agree that the mentioned price in the previous clause is fair and legal, that both parties acted voluntarily and were not victims of any fraud, error, hurt, bad faith, violence, ignorance, inexperience, illegal advantage, and waive their rights to cancellation, annulment, reduction and terms of exercising, as well as to the stipulations in Articles Eighteen, Ninety-Four, One Thousand Nine Hundred Fifty-Two, One Thousand Nine Hundred Fifty-Three and any related Articles of the present Civil Code of the State of Sonora.

     FIFTH: The parties declare that they accept this document on its merits, the "Selling Party" stating that as of this moment it transfers material and legal possession of the real estate mentioned in this document to the "Buying Party", such act no being subject to any taxation since the property is presently vacant.

     SIXTH: The sale of the object of this document is carried out free of any and all obligations, with no taxes due on the property, and no fees for utilities due for water and drainage services, nor any other debts.

     SEVENTH: Both parties also agree that all costs, taxes, rights and honoraria generated by the execution of this document will be charged to the "Buying Party".